EX-3



                              SHAREHOLDER AGREEMENT

                                     between


                                   WAI, INC.,
                             an Oklahoma corporation


                                       and

                            WESTERN RESOURCES, INC.,
                              a Kansas corporation





                          Dated as of November 26, 1997




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                                TABLE OF CONTENTS
                                                                           Page

                                    ARTICLE I

                               CERTAIN DEFINITIONS

Section 1.1...................................................................1


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

Section 2.1.  Representations and Warranties of the Company...................9
Section 2.2.  Representations and Warranties of the Shareholder..............10


                                   ARTICLE III

                         SHAREHOLDER AND COMPANY CONDUCT

Section 3.1.  Standstill Provision...........................................10
Section 3.2.  Required Reduction of Ownership Percentage.....................12
Section 3.3.  Top-Up Rights; Dilutive Issuance Right.........................12
Section 3.4.  Restrictions on Transfer.......................................14
Section 3.5.  Buy-Back Options...............................................16
Section 3.6.  Buy/Sell Option................................................17
Section 3.7  Charter and By-Laws.............................................18
Section 3.8.  Rights Agreement...............................................19
Section 3.9.  Agreement Not to Convert.......................................19
Section 3.10. Taxes Upon Conversion or Exchange..............................19
Section 3.11. Make Whole Payment.............................................19
Section 3.12. Prohibition on Senior Securities...............................19


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                          TABLE OF CONTENTS (CONTINUED)
                                                                           Page

                                   ARTICLE IV

                         BOARD REPRESENTATION AND VOTING

Section 4.1.  Directors Designated by the Shareholder........................20
Section 4.2.  Resignation of Shareholder Nominees............................22
Section 4.3.  Voting.........................................................22

                                    ARTICLE V

                          EFFECTIVENESS AND TERMINATION

Section 5.1.  Effectiveness..................................................24
Section 5.2.  Termination....................................................24

                          ARTICLE VI

                         MISCELLANEOUS

Section 6.1.  Compliance With Law............................................26
Section 6.2.  Regulatory Matters.............................................26
Section 6.3.  Injunctive Relief..............................................26
Section 6.4.  Successors and Assigns.........................................26
Section 6.5.  Amendments; Waiver.............................................27
Section 6.6.  Notices........................................................27
Section 6.7.  APPLICABLE LAW.................................................28
Section 6.8.  Headings.......................................................28
Section 6.9.  Integration....................................................28
Section 6.10. Severability...................................................29
Section 6.11. Consent to Jurisdiction........................................29
Section 6.12. Counterparts...................................................29


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         SHAREHOLDER AGREEMENT, dated as of November 26, 1997 (this
"Agreement"), between WAI, Inc., an Oklahoma corporation (the "Company"), and Western Resources, Inc., a Kansas corporation (the "Shareholder").

                              W I T N E S S E T H:

         WHEREAS, the Shareholder, the Company, and ONEOK, Inc., a Delaware corporation ("ONEOK") have entered into an Agreement, dated as of December 12, 1996, amended and restated as of May 19, 1997 (the "Merger Agreement"), pursuant to which ONEOK has been merged with and into the Company (the "Merger") and the Shareholder has acquired pursuant to the transactions contemplated thereby Beneficial Ownership (as defined in Article I hereof) of 2,996,702 shares of common stock of the Company, par value $.01 per share (the "Common Stock") and 19,317,584 shares of Series A Convertible Preferred Stock of the Company, par value $.01 per share (together with the Company's Series B Convertible Preferred Stock, the "Convertible Preferred Stock");

         WHEREAS, prior to the consummation of the Merger (the "Closing"), the Company and the Shareholder desire to establish in this Agreement certain terms and conditions concerning the acquisition and disposition of securities of the Company by the Shareholder, and related provisions concerning the Shareholder's relationship with and investment in the Company; and

         WHEREAS, concurrently with the execution and delivery hereof, the Company and the Shareholder are entering into a Registration Rights Agreement, dated as of the date hereof (the "Registration Rights Agreement"), in the form attached hereto as Exhibit A.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


                                    ARTICLE I

                               CERTAIN DEFINITIONS

         Section 1.1. In addition to other terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the meanings ascribed to them below:

         "Adjusted Maximum Ownership Percentage" shall mean the Maximum Ownership Percentage minus 10.0%.

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         "Affiliate" shall mean, with respect to any person, any other person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such person. For the purposes of this definition, "control," when used with respect to any particular person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Agreement" shall have the meaning assigned to such term in the introduction hereto.

         "Beneficial Owner" (and, with correlative meanings, "Beneficially Own" and "Beneficial Ownership") of any interest means a Person who, together with his or its Affiliates, is or may be deemed a beneficial owner of such interest for purposes of Rule 13d-3 or 13d-5 under the Exchange Act, or who, together with his or its Affiliates, has the right to become such a beneficial owner of such interest (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise, conversion or exchange of any warrant, right or other instrument, or otherwise.

         "Board" shall mean the Board of Directors of the Company in office at the applicable time, as elected in accordance with the By-laws of the Company and with the provisions of this Agreement.

         "Buy-Back Offer" shall have the meaning assigned to such term in
Section III3.5(a) hereof.

         "Buyout Tender Offer" shall have the meaning assigned to such term in
Section III3.6(b) hereof.

         "Buy/Sell Notice" shall have the meaning assigned to such term in
Section III3.6(a) hereof.

         "Buy/Sell Option" shall have the meaning assigned to such term in
Section III3.6(a) hereof.

         "Buy/Sell Price" shall have the meaning assigned to such term in
Section III3.6(a) hereof.

         "By-laws" shall mean the by-laws of the Company, in the form specified in the Merger Agreement, as they may be amended from time to time.

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         "Change in Control" shall mean the occurrence of any one of the following events:

         (1) any Person (other than the Shareholder Group) becoming the Beneficial Owner, directly or indirectly, of Voting Securities, pursuant to the consummation of a merger, consolidation, sale of all or substantially all of the Company's assets, share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company's shareholders, whether for such transaction or the issuance of securities in such transaction, so as to cause such Person's Voting Ownership Percentage to exceed the Control Percentage (as defined below); provided, however, that the event described in this paragraph (1) shall not be deemed to be a Change in Control if it occurs as the result of any of the following acquisitions: (A) by any employee benefit plan sponsored or maintained by the Company or any Affiliate, or (B) by any underwriter temporarily holding securities pursuant to an offering of such securities;

         (2) the consummation of a merger, consolidation, sale of all or substantially all of the Company's assets, share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company's shareholders, whether for such transaction or the issuance of securities in such transaction, unless immediately following such transaction more than 50% of the total voting power of (x) the corporation resulting from such transaction, or
               (y) if applicable, the ultimate parent corporation that directly or indirectly has Beneficial Ownership of 100% of the voting securities eligible to elect directors of such resulting corporation, is represented by Voting Securities that were outstanding immediately prior to such transaction (or, if applicable, shares into which such Voting Securities were converted pursuant to such transaction), and such voting power among the holders of such Voting Securities that were outstanding immediately prior to such transaction is in substantially the same proportion as the voting power of such Voting Securities among the holders thereof immediately prior to such transaction; or

         (3) the consummation of a plan of complete liquidation or dissolution of the Company.

         "Charter" shall mean the Certificate of Incorporation of the Company, in the form specified in the Merger Agreement, as it may be amended from time to time.

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         "Clearly Credible Tender Offer" shall mean any bona fide offer, tender offer or exchange offer that is subject to Section 14 of the Exchange Act, other than any such offer with respect to which (i) the Board of Directors of the Company is advised in writing by outside counsel of recognized standing that the consummation of such offer would be in violation of applicable law, or (ii) the party making such offer has not obtained as of the date of the commencement of such offer definitive commitment letters from reputable financial institutions in customary form with respect to the financing of such offer.

         "Closing" shall have the meaning assigned in the second recital of this Agreement.

         "Commission" shall mean the United States Securities and Exchange Commission.

         "Common Stock" shall have the meaning assigned in the first recital of this Agreement.

         "Company" shall have the meaning assigned in the introduction of this Agreement.

         "Company Decision Period" shall have the meaning assigned in Section III3.6(c)(i) hereof.

         "Company Repurchase Notice" shall have the meaning assigned to such term in Section III3.5(b) hereof.

         "Control Percentage" shall mean a Voting Ownership Percentage of 15%, during the period prior to a Regulatory Change, and a Voting Ownership Percentage of 35% thereafter.

         "Conversion" shall mean the conversion of shares of Convertible Preferred Stock into shares of Common Stock pursuant to the Charter.

         "Convertible Preferred Stock" shall have the meaning assigned in the first recital of this Agreement.

         "Dilutive Issuance" shall have the meaning assigned in Section III3.3(a)(iii) of this Agreement.

         "Dilutive Issuance Right" shall have the meaning assigned in Section III3.3(a)(iii) of this Agreement.

         "Director" shall mean any member of the Board of Directors of the Company in office at the applicable time, as elected in accordance with the provisions of the By-laws of the Company.

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         "Dividend Premium" with respect to any share of Series A Convertible
Preferred Stock calculated at any time, shall be equal to the aggregate of the present values as of the date of the Closing (assuming a discount rate of 9.25%) of the excess of (x) each quarterly dividend actually paid by the Company to the Shareholder Group with respect to such share of Series A Convertible Preferred Stock over (y) $0.45.

         "Excess Buy-Back Shares" shall have the meaning assigned to such term in Section III3.5(a) hereof.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Independent Director" shall mean any person who is not a Shareholder Nominee and is independent of and otherwise unaffiliated with any member of the Shareholder Group, and who is not a director, officer, employee, consultant or advisor (financial, legal or other) of any member of the Shareholder Group and has not served in any such capacity in the previous three (3) years.

         "Initial Shareholder Nominee Notice" shall have the meaning assigned in
Section IV4.1(b) of this Agreement.

         "Initial Shareholder Nominees" shall have the meaning assigned in
Section IV4.1(b) of this Agreement.

         "Market Price" for a Security of the Company shall mean the average of the closing prices for such Security for the twenty (20) Trading Days immediately prior to the date on which the Market Price is being determined; provided, however, that in the event that the current per share market price of such security is determined during a period following the announcement by the Company of (a) a dividend or distribution on such security payable in shares of such security or securities convertible into such shares, or (b) any subdivision, combination or reclassification of such security and prior to the expiration of 20 Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the current per share market price shall be appropriately adjusted to take into account ex-dividend trading or the effects of such subdivision, combination or reclassification. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such security is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market,

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as reported by the National Association of Securities Dealers, Inc. Automated
Quotations System or such other system then in use, or, if on any such date such security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such security selected by a majority of the Board or, if on any such date no market maker is making a market in such security, the fair value as determined in good faith by a majority of the Board based upon the opinion of an independent investment banking firm of recognized standing.

         "Make Whole Payment" shall have the meaning assigned to such term in
Section 3.11 hereof.

         "Maximum Ownership Percentage" shall mean, calculated at a particular point in time, a Total Ownership Percentage of 45.0%, less the Voting Power represented by all Voting Securities Transferred by the Shareholder Group during the term of this Agreement (including the Voting Power represented by any shares of Convertible Preferred Stock which were converted into shares of Common Stock contemporaneously with such Transfer pursuant to the terms of this Agreement).

         "Merger" shall have the meaning set forth in the first recital of this Agreement.

         "Merger Agreement" shall have the meaning set forth in the first recital of this Agreement.

         "1935 Act" shall mean the Public Utility Holding Act of 1935, as amended.

         "NYSE" shall mean the New York Stock Exchange.

         "ONEOK" shall have the meaning assigned in the first recital of this Agreement.

         "Person" shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or department or agency of a government.

         "Quarterly Pay Down Amount" shall mean the Total Per Share Pay Down Amount divided by 20.

         "Registration Rights" shall mean the rights and obligations of the Shareholder Group and the corresponding rights and obligations of the Company set forth in the Registration Rights Agreement.

         "Registration Rights Agreement" shall have the meaning assigned in the third recital of this Agreement.

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         A "Regulatory Change" will be deemed to have occurred, with respect to all or any one of the provisions of this Agreement, upon the receipt by the Shareholder of an opinion of the Shareholder's counsel (which counsel must be reasonably acceptable to the Company) to the effect that either (1) the 1935 Act has been repealed, modified, amended or otherwise changed or (2) the Shareholder has received an exemption, or, in the unqualified opinion of such counsel, is entitled without any regulatory approval to claim an exemption, or has received an approval or no-action letter from the Securities and Exchange Commission or its staff under the 1935 Act or has registered under the 1935 Act, or any combination of the foregoing, and as a consequence of (1) and/or (2) the Shareholder may fully and legally exercise the rights set forth in such provision(s) of this Agreement which take effect in the period after a Regulatory Change has occurred.

         "Repurchase" shall have the meaning assigned in Section 3.5(a) of this Agreement.

         "Rights Agreement" means the Shareholder Protection Rights Agreement, dated as of the date hereof, attached hereto as Exhibit B.

         "Sale Notice" shall have the meaning assigned in Section III3.4(b)(i) of this Agreement.

         "Sale Option" shall have the meaning assigned in Section III3.4(b) of this Agreement.

         "Sale Period" shall have the meaning assigned in Section 3.4(b)(ii) of this Agreement.

         "Sale Securities" shall have the meaning assigned in Section III3.4(b)(i) of this Agreement.

         "Securities" shall mean any equity securities of the Company.

         "Securities Act" shall mean the Securities Act of 1993, as amended.

         "Seller" shall have the meaning assigned in Section 3.4 of this Agreement.

         "Series A Convertible Preferred Stock" shall mean the Series A Convertible Preferred Stock, par value $.01 per share, of the Company.

         "Series B Convertible Preferred Stock" shall mean the Series B Convertible Preferred Stock, par value $.01 per share, of the Company.

         "Shareholder" shall have the meaning assigned in the introduction to this Agreement.

         "Shareholder Affiliate" shall mean any Affiliate of the Shareholder.

         "Shareholder Group" shall mean the Shareholder, any Shareholder Affiliate and any Person with whom any Shareholder or any Affiliate of any Shareholder is part of a 13D Group.

         "Shareholder Nominees" shall have the meaning set forth in Section IV4.1(d) of this Agreement.

         "Successor Shareholder Nominee Notice" shall have the meaning assigned in Section IV4.1(d) of this Agreement.

         "Successor Shareholder Nominees" shall have the meaning assigned in
Section IV4.1(d) of this Agreement.

         "13D Group" shall mean any group of Persons acquiring, holding, voting or disposing of any Voting Security which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the Commission as a "person" within the meaning of Section 13(d)(3) of the Exchange Act.

         "Total Make Whole Amount" shall mean, with respect to any share of Series A Convertible Preferred Stock calculated at any time, an amount equal to the Total Per Share Pay Down Amount minus the sum of (I) the product of (x) the Quarterly Pay Down Amount and (y) the number of quarters since the date of the Closing in which the Company has paid a dividend on the Series A Convertible Preferred Stock of at least $0.45 per share plus (II) the Dividend Premium with respect to such share through such time.

         "Total Ownership Percentage" shall mean, calculated at a particular point in time, the Voting Power which would be represented by the Securities Beneficially Owned by the Person whose Total Ownership Percentage is being determined if all shares of Convertible Preferred Stock (or other Securities convertible into Voting Securities) Beneficially Owned by such Person were converted into shares of Common Stock (or other Voting Security).

         "Total Per Share Paydown Amount" shall mean the product of (i) $35,000,000 divided by (ii) the total number of shares of Series A Convertible Preferred Stock issued at the Closing.

         "Total Voting Power" shall mean, calculated at a particular point in time, the aggregate Votes represented by all then outstanding Voting Securities.

         "Trading Day", with respect to a Voting Security, shall mean a day on which the principal national securities exchange on which such Voting Security is listed or admitted to trading is open for the transaction of business or, if such security is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated to close.

         "Transfer" shall mean any sale, transfer, pledge, encumbrance or other disposition to any Person, and to "Transfer" shall mean to sell, transfer, pledge, encumber or otherwise dispose of to any Person.

         "Unrestricted Ownership Percentage" shall mean a Voting Ownership Percentage of 9.9%.

         "Votes" shall mean votes entitled to be cast generally in the election of Directors, not including the votes that would be able to be cast by holders of shares of Convertible Preferred Stock upon Conversion to shares of Common Stock unless such Conversion shall occur or be deemed to occur.

         "Voting Ownership Percentage" shall mean, calculated at a particular point in time, the Voting Power represented by the Voting Securities Beneficially Owned by the Person whose Voting Ownership Percentage is being determined.

         "Voting Power" shall mean, calculated at a particular point in time, the ratio, expressed as a percentage, of (a) the Votes represented by the Voting Securities with respect to which the Voting Power is being determined to (b) Total Voting Power.

         "Voting Securities" shall mean the Common Stock and shares of any other class of capital stock of the Company then entitled to vote generally in the election of Directors, and shall not include Convertible Preferred Stock (or other Securities convertible into Voting Securities) prior to Conversion into Common Stock (or other Voting Security).


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         Section 2.1. Representations and Warranties of the Company. The Company represents and warrants to the Shareholder as of the date hereof as follows:

         (a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Oklahoma and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

         (b) This Agreement has been duly and validly authorized by the Company and all necessary and appropriate action has been taken by the Company to execute and deliver this Agreement and to perform its obligations hereunder.

         (c) This Agreement has been duly executed and delivered by the Company and assuming due authorization and valid execution and delivery by the Shareholder, this Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms.

         Section 2.2. Representations and Warranties of the Shareholder. The Shareholder represents and warrants to the Company as of the date hereof as follows:

         (a) The Shareholder has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Kansas and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

         (b) This Agreement has been duly and validly authorized by the Shareholder and all necessary and appropriate action has been taken by the Shareholder to execute and deliver this Agreement and to perform its obligations hereunder.

         (c) This Agreement has been duly executed and delivered by the Shareholder and assuming due authorization and valid execution and delivery by the Company, this Agreement is a valid and binding obligation of the Shareholder, enforceable in accordance with its terms.

         (d) As of the effectiveness of this Agreement, the Shareholder Group Beneficially Owns 2,996,702 shares of Common Stock and 19,317,584 shares of Series A Convertible Preferred Stock and does not Beneficially Own any other Voting Security, warrant, option, convertible security or other similar right to acquire Common Stock or shares of any other class of capital stock of the Company which are entitled to vote generally in the election of directors.


                                   ARTICLE III

                         SHAREHOLDER AND COMPANY CONDUCT

         Section 3.1. Standstill Provision. Subject to the provisions of this Agreement, during the term of this Agreement, the Shareholder agrees with the Company that, without the prior approval of a majority of the Board, the Shareholder will not, and will cause each Shareholder Affiliate not to, take any of the following actions:

         (a) prior to the occurrence of a Regulatory Change, but not thereafter, singly or as part of a partnership, limited partnership, syndicate or other 13D Group, directly or indirectly, acquire Beneficial Ownership of any Voting Security so as to cause the Shareholder Group's Voting Ownership Percentage to exceed the Unrestricted Ownership Percentage.

         (b) singly or as part of a partnership, limited partnership, syndicate or other 13D Group, directly or indirectly, acquire, propose to acquire, or publicly announce or otherwise disclose an intention to propose to acquire, or offer or agree to acquire, by purchase or otherwise, Beneficial Ownership of any Security so as to cause the Shareholder Group's Total Ownership Percentage to exceed the Maximum Ownership Percentage;

         (c) deposit (either before or after the date of the execution of this Agreement) any Security in a voting trust or subject any Security to any similar arrangement or proxy with respect to the voting of such Security;

         (d) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies", or become a "Participant" in a "solicitation" (as such terms are used in Regulation 14A under the Exchange Act) to seek to advise or influence any person to vote against any proposal or director nominee recommended to the shareholders of the Company or any of its subsidiaries by at least a majority of the Board of Directors;

         (e) form, join or in any way participate in a 13D Group with respect to any Security of the Company or any securities of its subsidiaries;

         (f) commence (including by means of proposing or publicly announcing or otherwise disclosing an intention to propose, solicit, offer, seek to effect or negotiate) a merger, acquisition or other business combination transaction relating to the Company;

         (g) initiate a "proposal," as such term is used in Rule 14a-8 under the Exchange Act, "propose", or otherwise solicit the approval of, one or more stockholders for a "proposal" or induce or attempt to induce any other person to initiate a "proposal";

         (h) otherwise act, alone or in concert with others, to seek to control or influence the management, the Board or policies of the Company;

         (i) take any other action to seek or effect control of the Company other than in a manner consistent with the terms of this Agreement.

         This Section 3.1 shall not be interpreted to restrict the Shareholder or any Shareholder Affiliate from taking any action or exercising any right consistent with the terms of this Agreement, including engaging in private and confidential discussions with the Board or the management of the Company. In addition, this section shall not be deemed to restrict the Shareholder Nominees from participating as board members in the direction of the Company.

         Section 3.2. Required Reduction of Ownership Percentage. If at any time the Shareholder becomes aware that the Shareholder Group's Total Ownership Percentage (excluding Excess Buy-Back Securities) exceeds the Maximum Ownership Percentage and/or, prior to the occurrence of a Regulatory Change and not thereafter, that the Shareholder Group's Voting Ownership Percentage (excluding Excess Buy-Back Securities) exceeds the Unrestricted Ownership Percentage, in each case other than as permitted pursuant to the terms of this Agreement, then the Shareholder shall, or shall cause the Shareholder Affiliates to, consistent with the provisions of Section 3.4 of this Agreement, promptly take all action necessary to reduce the amount of Securities or Voting Securities, as the case may be, Beneficially Owned by the Shareholder Group such that the Shareholder Group's Total Ownership Percentage (excluding Excess Buy-Back Securities) is not greater than the Maximum Ownership Percentage and that the Shareholder Group's Voting Ownership Percentage (excluding Excess Buy-Back Securities) is not greater than the Unrestricted Ownership Percentage, as the case may be.

         Section 3.3. Top-Up Rights; Dilutive Issuance Right. (a) During the term of this Agreement and prior to the occurrence of a Regulatory Change, but not thereafter:

              (i) If the Shareholder Group's Voting Ownership Percentage falls below the Unrestricted Ownership Percentage, the Shareholder may at its option (A) purchase Voting Securities from time to time in the open market or otherwise or (B) convert shares of Convertible Preferred Stock into shares of Common Stock pursuant to the terms of the Charter, in each case in an amount sufficient in order to restore the Shareholder Group's Voting Ownership Percentage to the Unrestricted Ownership Percentage.

              (ii) If the Shareholder Group's Total Ownership Percentage falls below the Maximum Ownership Percentage, the Shareholder may at its option purchase Voting Securities from time to time in the open market or otherwise in an amount sufficient in order to restore the Shareholder Group's Total Ownership Percentage to the Maximum Ownership Percentage; provided, however that the Shareholder shall present for exchange, and the Company shall exchange at no cost to the Shareholder, Common Stock purchased pursuant to this paragraph for shares of Series B Convertible Preferred Stock (at a ratio of one share of Series B Convertible Preferred Stock in exchange for each share of Common Stock (as appropriately adjusted to reflect any stock split, stock dividend, reverse stock split, reclassification or any other transaction with a comparable effect)) in an amount sufficient to ensure that the Shareholder Group is in compliance with its obligations under Section 3.1(a) hereof.

               (iii) If the Shareholder Group's Total Ownership Percentage would fall below the Maximum Ownership Percentage as a result of any security issuance (a "Dilutive Issuance") by the Company, except as provided in paragraph III3.3(a)(v) below, the Shareholder shall have the right (the "Dilutive Issuance Right") to require the Company to issue to the Shareholder (A) additional Common Stock, up to the maximum number of such shares that would permit the Shareholder Group to remain in compliance with Section 3.1(a) hereof, and (B) additional shares of Series B Convertible Preferred Stock, up to an amount of such shares of Common Stock and Series B Convertible Preferred Stock as may be necessary to restore the Shareholder Group's Total Ownership Percentage to the Maximum Ownership Percentage. Shares of Common Stock or Series B Preferred Stock issued pursuant to the exercise of a Dilutive Issuance Right shall be issued for cash concurrently with the closing of the Dilutive Issuance. The issue price per share for shares of Common Stock and shares of Series B Convertible Preferred Stock issued pursuant to the Dilutive Issuance Right shall be equal to the issue price per share of the Dilutive Issuance. Such issue price shall in turn be equal to the aggregate amount of cash plus the fair market value of any other property received by the Company in consideration of the Dilutive Issuance, divided by the number of shares being issued in such Dilutive Issuance, with such fair market value being determined in good faith by the Board of Directors of the Company, provided that if the Shareholder shall object to such valuation within 30 days of its receipt of notice thereof, then the fair market value of such property shall be determined at the Company's sole expense by an independent nationally recognized financial advisor mutually acceptable to the Shareholder and the Company.

              (iv) The Shareholder must provide the Company with notice of its intention to exercise the Dilutive Issuance Right sixty (60) days prior to the expected closing of the Dilutive Issuance, which expected closing date will be provided to the Shareholder by or on behalf of the Company not less than ninety (90) days prior to such expected closing date.

               (v) The Company shall not be obligated to provide the Shareholder with a Dilutive Issuance Right (I) in connection with issuances of securities pursuant to employee benefit plans and programs of the Company in the ordinary course of business or (II) which would require the issuance of fewer than 25,000 shares of Series B Convertible Preferred Stock; provided, however, that any share issuances not required to be made pursuant to this clause (II) shall be carried forward and taken into account in determining whether the Company must provide the Shareholder with a subsequent Dilutive Issuance Right. In addition, in the case of any Dilutive Issuance in connection with any acquisition or other business combination transaction, by merger or otherwise, by the Company, the Company shall be required to provide the Shareholder with a Dilutive Issuance Right only to the extent of restoring the Shareholder Group's Total Ownership Percentage to the Adjusted Maximum Ownership Percentage.

               (vi) At the Closing, the Shareholder shall be entitled to require the Company to issue to the Shareholder, at a price per share equal to the Market Price as of the date of the Closing, additional Common Stock up to the maximum number of shares that would permit the Shareholder Group to remain in compliance with Section 3.1(a) and additional shares of Series A Convertible Preferred Stock so as to restore the Shareholder Group's Total Ownership Percentage to the Maximum Ownership Percentage.

         (b) From time to time following a Regulatory Change and during the term of this Agreement:

               (i) If the Shareholder Group's Total Ownership Percentage falls below the Maximum Ownership Percentage, the Shareholder may at its option purchase Voting Securities from time to time in the open market or otherwise in an amount sufficient in order to restore the Shareholder Group's Total Ownership Percentage to the Maximum Ownership Percentage.

               (ii) If the Shareholder Group's Total Ownership Percentage would fall below the Adjusted Maximum Ownership Percentage as a result of a Dilutive Issuance by the Company pursuant to primary or secondary offerings, mergers, acquisitions or otherwise, the Shareholder shall have a Dilutive Issuance Right (for the issuance of Common Stock only and not Series B Convertible Preferred Stock) to the extent of restoring the Shareholder Group's Ownership Percentage to the Adjusted Maximum Ownership Percentage.

               (iii) The Shareholder must provide the Company with notice of its intention to exercise the Dilutive Issuance Right sixty (60) days prior to the expected closing of the Dilutive Issuance, which expected closing date will be provided to the Shareholder by or on behalf of the Company not less than ninety (90) days prior to such expected closing date.

         (c) All Securities acquired by purchase or conversion pursuant to this
Section 3.3 shall be subject to the terms of this Agreement. In no event shall the Shareholder Group's exercise of the Dilutive Issuance Right be interpreted to be a waiver by the Shareholder of its right to make purchases of Securities pursuant to this Section.

         Section 3.4. Restrictions on Transfer. None of the members of the Shareholder Group shall directly or indirectly Transfer any Voting Securities without the prior written consent of a majority of the Independent Directors, except the following Transfers:

               (a) Transfers of Securities representing upon Transfer Voting Power of less than 5.0% to any Transferee, without prior notice to the Company, so long as such Transferee and any Affiliate of such Transferee and any such person who is a member of a 13D Group with such Transferee does not have a Voting Ownership Percentage of 5.0% or more immediately prior to giving effect to at the time of each such Transfer.

               (b) Transfers of Securities representing upon Transfer Voting Power of 5.0% or more pursuant to the following procedure (the "Sale Option"):

                      (i) The Seller must provide written notice (a "Sale
                Notice") of its intention to sell to the Company Securities representing, upon Transfer, Voting Power of 5.0% or more (the "Sale Securities"). The Sale Notice shall specify the number of Sale Securities and the cash price per share at which the Company or its designee may purchase the Sale Securities, which cash price shall equal 98.5% of the Market Price of such Sale Securities determined as of the date of the Sale Notice; provided, however, that the cash price per share at which the Company or its designee shall purchase shares of Convertible Preferred Stock pursuant to this subsection shall equal 98.5% of the Market Price of the Common Stock determined as of the date of the Sale Notice.

                      (ii) The Company shall have a period ending on the
                later of ninety (90) days after the date of the Sale Notice and thirty (30) days from the date of receipt of all necessary regulatory approvals (the "Sale Period") (provided, that in no event shall the Sale Period exceed one hundred eighty (180)
                days) within which to effect a closing of the Company's or its designee's purchase of all, but not less than all, of the Sale Securities.

                      (iii) If the Company or its designee shall for any
                reason fail to effect a closing of the purchase of all, but not less than all, of the Sale Securities within the Sale Period, the Company shall at its option inform the Seller in writing that it shall reimburse the Seller for the aggregate difference between the Market Price of the Sale Securities as of the date of the Sale Notice and the Market Price of the Sale Securities as of the date that the Seller completes its transfer of the Sale Securities, in which event such transfer by the Seller must be completed within the later of 180 days from the date of the Sale Notice or 30 days from the receipt of all necessary regulatory approvals. Otherwise, if the Company shall not have so informed the Seller, the Seller shall have 16 months from the date of the Sale Notice to complete such transfer. In the event that such transfer by the Seller is not so completed within the applicable period, the Sale Securities shall thenceforth again be subject to this
                Section 3.4.

               (c) Transfers of Securities to the public in a bona fide underwritten offering pursuant to the Registration Rights Agreement; provided, however, that the Seller and the representative or representatives of the underwriters previously agree in writing with the Company that all reasonable efforts will be made to achieve a wide distribution of the Voting Securities in such offering and to ensure that no Transferee in such offering acquires for its own account Beneficial Ownership of Securities representing upon Transfer Voting Power of 5.0% or more.

               (d) Transfers of all or part of the Shareholder Group's Securities pursuant to a pro rata distribution of Securities among the shareholders of the Shareholder.

               (e) Transfers of Securities among members of the Shareholder Group; provided, however, that any such transferee shall agree with the Company in writing prior to each such transfer to be bound by the terms of this Agreement with respect to its Beneficial Ownership of Securities.

               (f) If a Clearly Credible Tender Offer for the Company has been commenced, at the Shareholder's option Transfers of Securities by means of tenders into such Clearly Credible Tender Offer in an amount not exceeding the percentage (on the basis of total Votes and assuming the conversion of all shares of Convertible Preferred Stock into shares of Common Stock) of the Voting Securities of which it is the Beneficial Owner equal to the highest percentage (on the basis of total Votes) of the aggregate of all Voting Securities not Beneficially Owned by any member of the Shareholder Group which has ever been announced to have been tendered into such Clearly Credible Tender Offer.

         Section 3.5. Buy-Back Options. (a) During the term of this Agreement, if the Company purchases Securities from the public, whether by tender offer, open market purchase or otherwise (a "Repurchase"), the Company shall contemporaneously with the Repurchase offer to repurchase from the Shareholder on the same terms and conditions, including price, as in the Repurchase, a percentage (on the basis of total Votes and assuming the conversion of all shares of Convertible Preferred Stock into shares of Common Stock) of those Securities Beneficially Owned by the Shareholder equal to the percentage (on the basis of total Votes and assuming the conversion of all shares of Convertible Preferred Stock into shares of Common Stock) of Securities to be Repurchased from the Beneficial Owners of Securities other than the Shareholder or any Shareholder Affiliate (the "Buy-Back Offer"). The Shareholder may accept such Buy-Back Offer in its sole discretion; provided, however, that in the event of a Repurchase the Shareholder shall be required to sell Securities or Voting Securities of which it is the Beneficial Owner to the Company in an amount sufficient to ensure that its Total Ownership Percentage does not exceed the Maximum Ownership Percentage and/or, prior to the occurrence of a Regulatory Change and not thereafter, that the Shareholder Group's Voting Ownership Percentage does not exceed the Unrestricted Ownership Percentage, in each case other than as permitted pursuant to the terms of this Agreement; and provided further that the Shareholder shall not be required to comply with the preceding mandatory sale requirement (i) during any period when doing so would cause the Shareholder to incur any liability under Section 16(b) of the Exchange Act or the rules and regulations promulgated thereunder, and (ii) to the extent that compliance with such mandatory sale requirement would have an adverse effect on the availability of pooling-of-interests accounting treatment with respect to any business combination involving the Shareholder or any of the Shareholder's subsidiaries that has either been announced or is under bona fide consideration by the Shareholder at the time of such Repurchase, but the Shareholder shall be required to comply with such mandatory sale requirement immediately upon the conditions set forth in (i) and (ii) above no longer being applicable. Any Securities Beneficially Owned by the Shareholder Group as permitted by the preceding sentence which cause the Shareholder Group's Total Ownership Percentage to exceed the Maximum Ownership Percentage and/or, prior to the occurrence of a Regulatory Change and not thereafter, the Shareholder Group's Voting Ownership Percentage to exceed the Unrestricted Ownership Percentage shall be referred to in this Agreement as "Excess Buy-Back Securities."

         (b) The Company shall provide notice to the Shareholder of its intention to engage in a Repurchase not less than 30 days in advance of the date on which the Repurchase is to begin (the "Company Repurchase Notice"). The Shareholder must provide notice to the Company within ten (10) days of receipt of the Company Repurchase Notice of (i) whether the Shareholder intends to accept the Buy-Back Offer and (ii) in good faith whether the Shareholder is aware that the Shareholder would be subject to any of the conditions set forth in (i) or (ii) above as a result of such Repurchase.

         Section 3.6. Buy/Sell Option. (a) At the fifteenth and at each succeeding anniversary of the date hereof, if at such times this Agreement remains in force, each of the Shareholder and the Company may at its option (the "Buy/Sell Option") provide notice (the "Buy/Sell Notice") to the other party of a price (the "Buy/Sell Price") at which such notifying party intends in good faith either to sell to the receiving party all, but not less than all, of the Securities Beneficially Owned by the notifying party or to buy from the receiving party all, but not less than all, of the Securities Beneficially Owned by the receiving party; provided, however, that the Buy/Sell Price shall apply equally to shares of Convertible Preferred Stock and shares of Common Stock and provided, further, that all references in this Section 3.6 to Securities Beneficially Owned by the Company shall be deemed to refer only to outstanding Securities Beneficially Owned by shareholders of the Company other than the Shareholder Group.

         (b) Upon receipt by the Shareholder of a Buy/Sell Notice from the Company, the Shareholder Group shall have ninety (90) days (the "Shareholder Decision Period") within which either to (i) agree to sell for cash all, but not less than all, of the Securities Beneficially Owned by the Shareholder Group to the Company at the Buy/Sell Price or (ii) make a bona fide Clearly Credible Tender Offer (a "Buyout Tender Offer") at the Buy/Sell Price for any and all Securities Beneficially Owned by the Company, which Buyout Tender Offer the Company hereby agrees not to oppose. A non-waivable condition to the consummation of the Buyout Tender Offer shall be the valid tender into such offer, on or prior to the 20th day following the receipt of all regulatory approvals required for the consummation of such offer, of Voting Securities representing in the aggregate two-thirds (2/3) of the Voting Power represented by all Voting Securities held by shareholders of the Company other than the Shareholder Group.

         (c) (i) Upon receipt by the Company of a Buy/Sell Notice from the Shareholder, the Company shall have ninety (90) days (the "Company Decision Period") within which to (A) agree to purchase for cash all but not less than all of the Securities Beneficially Owned by the

Shareholder Group at the Buy/Sell Price or (B) agree to seek an opinion from an independent, internationally recognized investment banking firm relating to the fairness to the Company's shareholders of the Offer Price in the Buyout Tender Offer with respect to the acquisition by the Shareholder of all Securities Beneficially Owned by the Company at the Buy/Sell Price.

               (ii) If the Company shall not agree to repurchase the Voting Securities Beneficially Owned by the Shareholder Group pursuant to Section 3.6(c)(i) above, the Company shall have the right, within ninety (90) days following the end of the Company Decision Period, to obtain the fairness opinion and execute a merger agreement between the Company and any member of the Shareholder Group pursuant to which the Shareholder or a Shareholder Affiliate shall acquire Beneficial Ownership of all remaining Securities at the Buy/Sell Price. The terms of such merger agreement shall include customary provisions regarding the non- solicitation of alternative transactions by the Company and the recommendation of the Merger to the Company's shareholders, if required.

               (iii) If the Company fails to satisfy the condition pursuant to Section 3.6(c)(ii) above by the end of such ninety
         (90) day period, or if the Company cannot obtain a fairness opinion by the end of such ninety (90) day period, this Agreement shall immediately terminate.

         (d) If the Shareholder and the Company each provide a Buy/Sell Notice to the other party on the same day, the Buy/Sell Notice containing the higher valued Buy/Sell Price shall be the effective and controlling Buy/Sell Notice. In the event that (i) the Buy/Sell Price set forth in either or both of the Buy/Sell Notices consists of consideration other than cash, and (ii) the parties are unable to reach agreement as to which of the Buy/Sell Prices is higher valued for purposes of this subsection (d), an independent, internationally recognized investment banking firm mutually agreeable to both parties shall conclusively make such determination.

         (e) Any purchase by the Company of the Shareholder Group's Securities pursuant to this Section shall be closed within a period ending ninety (90) days after the end of the Shareholder Decision Period or the Company Decision Period, as the case may be, or thirty (30) days after the date of receipt of all necessary regulatory approvals, whichever is later.

         Section 3.7 Charter and By-Laws. During the term of this Agreement the Company shall not amend, alter or repeal, or propose the amendment, alteration or repeal of, any provision of the Charter or the By-Laws in any manner which is inconsistent with the terms of this Agreement and which adversely affects the rights of the Shareholder Group under the terms of this Agreement. If at any time during the term of this Agreement the provisions of this Agreement shall conflict with the provisions of the Charter and the By-Laws, the provisions of this Agreement shall be controlling.

         Section 3.8. Rights Agreement. During the term of this Agreement, the Company hereby agrees not to amend any provision of the Rights Agreement in any manner which is inconsistent with the terms of this Agreement or the Merger Agreement and which adversely affects the rights of the Shareholder Group under the terms of this Agreement.

         Section 3.9. Agreement Not to Convert. During the term of this Agreement and prior to the occurrence of a Regulatory Change, the Shareholder agrees that it shall not, and shall cause each Shareholder Affiliate not to, Convert shares of Convertible Preferred Stock Beneficially Owned by the Shareholder or any Affiliate into shares of Common Stock except to the extent any such shares of Convertible Preferred Stock are Converted (a) concurrently with the Transfer of such shares to any Person other than the Shareholder or any Shareholder Affiliate or (b) pursuant to the Shareholder's top-up rights as set forth in Section 3.3(a)(i)(B).

         Section 3.10. Taxes Upon Conversion or Exchange. The Company hereby agrees to pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of (i) any shares of Convertible Preferred Stock, (ii) any shares of Common Stock issued in a Conversion of shares of Convertible Preferred Stock, or (iii) any exchange of shares of Common Stock for shares of Convertible Preferred Stock, or certificates or instruments evidencing any of such shares or securities. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a Conversion of shares of Convertible Preferred Stock in a name other than that in which the shares of such Convertible Preferred Stock were registered.

         Section 3.11. Make Whole Payment. Immediately upon the Conversion of any share of Series A Preferred Stock, the Company shall pay to the Shareholder an amount (a "Make Whole Payment") with respect to such share equal to the Total Make Whole Amount for such share as of the date of such Conversion; provided, however, that the Company shall not be required to make a Make Whole Payment in respect of the Conversion of fewer than 25,000 shares of Series A Convertible Preferred Stock; provided, further, that any Make Whole Payments not required to be made pursuant to this sentence shall be carried forward and taken into account in determining whether the Company must provide the Shareholder with a subsequent Make Whole Payment.

         Section 3.12. Prohibition on Senior Securities. During the term of this Agreement, the Company hereby agrees that it shall not create, authorize or reclassify any authorized stock of the Company into (x) any class or series of the Company's capital stock ranking prior to the Convertible Preferred Stock as to dividends or as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or (y) any class or series of the Company's capital stock entitled to vote separately as a class on any matter whatsoever, other than an amendment to the Charter which would have the effect of modifying the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series so as to affect the holders thereof adversely, or (z) any security convertible into shares of any class or series described in (x) or
(y) above.


                                   ARTICLE IV

                         BOARD REPRESENTATION AND VOTING

         Section 4.1. Directors Designated by the Shareholder. (a) Immediately following the Closing, the Board shall expand the size of the Board by two (2) Directors and shall appoint as additional Directors the two (2) Initial Shareholder Nominees (as defined in Section IV4.1(b) below) who have been designated by the Shareholder in the Initial Shareholder Nominee Notice (as defined in Section IV4.1(b) below) attached as Exhibit C hereto. One Initial Shareholder Nominee shall be placed in the class of Directors next standing for election, and the remaining Initial Shareholder Nominee shall be placed in the class of Directors next but one standing for election. Immediately following the occurrence of a Regulatory Change, the Board shall expand the Board as may be necessary and shall appoint additional Initial Shareholder Nominees as designated by the Shareholder in an additional Initial Shareholder Nominee Notice in a number sufficient to ensure that Shareholder Nominees comprise a number of Directors which is (x) 4 Directors if the total size of the Board is 14 or fewer Directors (excluding any Shareholder Nominees) or (y) one-third (rounding down to the nearest whole Director) of the Board if the total size of the Board is more than 14 Directors (excluding any Shareholder Nominees). Such additional Initial Shareholder Nominees shall be distributed among the classes of Directors as evenly as possible. In the event of a vacancy caused by the disqualification, removal, resignation or other cessation of service of any Initial Shareholder Nominee from the Board, the Board shall elect as a Director (to serve until the Company's immediately succeeding annual meeting of shareholders) a new Initial Shareholder Nominee who has been designated by the Shareholder in an additional Initial Shareholder Nominee Notice that has been provided to the Company at least seven (7) days prior to the date of a regular meeting of the Board.

         (b) The Shareholder shall provide notice to the Company (the "Initial Shareholder Nominee Notice") as required by Section IV4.1(a) above, which notice shall contain the following information: (i) the name of the person(s) it has designated to become Director(s) (the "Initial Shareholder Nominees"), and (ii) all information required by Regulation 14A and Schedule 14A under the Exchange Act with respect to each such Initial Shareholder Nominee.

         (c) Following the occurrence of a Regulatory Change and during the term of this Agreement, until such time as the Initial Shareholder Nominees and the Successor Shareholder Nominees (as defined in Section IV4.1(d) below) together comprise a number of Directors which is one-third (rounding down to the nearest whole Director) of the Board, at the first annual meeting of shareholders of the Company following the occurrence of a Regulatory Change and at each subsequent annual meeting of shareholders of the Company at which (i) the term of any

Director is to expire or (ii) a vacancy is caused by the removal, resignation, retirement, death, disability or disqualification or other cessation of service of any Director, the Company shall at its option (i) cause such directorship to remain vacant, with the size of the Board correspondingly being reduced, or (ii) designate as a replacement Director a Successor Shareholder Nominee to be included in the slate of nominees recommended by the Board to the Company's shareholders for election as Directors and use its best efforts to cause the election of each such Successor Shareholder Nominee to the Board, including soliciting proxies in favor of the election of such persons. The Successor Shareholder Nominees shall be divided as nearly equally as possible among all the classes of Directors, as specified in the Successor Shareholder Nominee Notice (as defined in Section IV4.1(d) below).

         (d) Following the occurrence of a Regulatory Change and during the term of this Agreement, until such time as the Initial Shareholder Nominees and the Successor Shareholder Nominees together comprise a number of Directors which is one-third (rounding down to the nearest whole Director) of the Board, the Shareholder shall provide notice to the Company in writing sixty (60) days prior to each annual meeting of the Company's shareholders ("Successor Shareholder Nominee Notice"), indicating (i) the name of the person(s) it has designated to become Director(s) ("Successor Shareholder Nominees" and together with Initial Shareholder Nominees, "Shareholder Nominees"), if any, (ii) the class of Directors to which each such Successor Shareholder Nominee shall be assigned, and (iii) all information required by Regulation 14A and Schedule 14A under the Exchange Act with respect to each such Successor Shareholder Nominee.

         (e) The Shareholder shall consult with the Company in connection with the identity of any proposed Shareholder Nominee. In the event the Company is advised in writing by its outside counsel that a proposed Shareholder Nominee would not be qualified under the Company's Charter or By-Laws or any applicable statutory or regulatory standards to serve as a Director, or if the Company otherwise reasonably objects to a proposed Shareholder Nominee, including without limitation because such Shareholder Nominee either (i) is a director or officer of a direct competitor of the Company or (ii) has engaged in any adverse conduct that would require disclosure under Item 7 of Schedule 14A promulgated under the Exchange Act, the Shareholder agrees to withdraw such proposed Shareholder Nominee and nominate a replacement therefor (which replacement would be subject to the requirements of this Section IV4.1(e)). Any such objection by the Company must be made no later than one (1) month after the Shareholder first informs the Company of the identity of the proposed Shareholder Nominee; provided, however, that the Company shall in all cases notify the Shareholder of any such objection sufficiently in advance of the date on which proxy materials are mailed by the Company in connection with such election of directors to enable the Shareholder to propose an alternate Shareholder Nominee pursuant to and in accordance with the terms of this Agreement. Prior to the occurrence of a Regulatory Change, no more than one Shareholder Nominee may be a director, officer or employee of the Shareholder. Following the occurrence of a Regulatory Change, no more than two (2) Shareholder Nominees may be directors, officers or employees of the Shareholder.

         (f) During the term of this Agreement the Company agrees to include each Shareholder Nominee to be added to or retained on the Board pursuant to this Agreement in the slate of nominees recommended by the Board to the Company's shareholders for election as Directors and shall use its best efforts to cause the election or reelection of each such Shareholder Nominee to the Board, including soliciting proxies in favor of the election of such persons.

         (g) During the term of this Agreement and prior to the occurrence of a Regulatory Change, but not thereafter, no Shareholder Nominee shall chair a committee of the Board and no Shareholder Nominee shall serve on the Nominating Committee of the Board. Following the occurrence of a Regulatory Change and during the term of this Agreement, the Shareholder shall be entitled to designate Shareholder Nominees to be members of each committee of the Board (including without limitation the executive committee, the audit committee, the nominating committee and the executive compensation committee), and to fill any vacancies caused by the departure of Shareholder Nominees from any such committees if no other Shareholder Nominee is a member of such committee, for so long as Shareholder Nominees are not represented pro rata, based on the number of Directors who are Shareholder Nominees (rounding down to the nearest whole Director), with respect to each committee of the Board.

         Section 4.2. Resignation of Shareholder Nominees. Unless otherwise agreed by the Company, the Shareholder shall cause each of the Shareholder Nominees then serving on the Board to offer their resignations from the Board immediately upon the earlier to occur of the following:

               (a) The termination of this Agreement pursuant to and in accordance with Section 5.2 hereof; and

               (b) The Shareholder Group's Total Ownership Percentage falling below 10.0%.

         Section 4.3. Voting. During the term of this Agreement, the Shareholder, as a holder of shares of Voting Securities, agrees that:

         (a) The Shareholder shall, and shall cause each Shareholder Affiliate to, be present, in person or by proxy, at all meetings of shareholders of the Company so that all Voting Securities having voting rights which are Beneficially Owned by the Shareholder and the Shareholder Affiliates may be counted for the purpose of determining the presence of a quorum at such meetings.

         (b)(i) With respect to the election of Directors, the Shareholder shall, and shall cause each Shareholder Affiliate to, vote all Voting Securities Beneficially Owned by the Shareholder and any Shareholder Affiliate in favor of the election of all candidates for Director nominated by the Company's Board (including the Shareholder Nominees) and (ii) with respect to any proposal initiated by a shareholder of the Company relating to the redemption of the rights issued pursuant to the Rights Agreement or any modification of the Rights Agreement (other than nonbinding precatory resolutions with respect to which subsection (c) hereof shall apply), the Shareholder shall, and shall cause each member of the Shareholder Group to, vote all Voting Securities Beneficially Owned by the Shareholder or any member of the Shareholder Group in accordance with the recommendation of the Board.

         (c)(i) With respect to the Opt-out Amendment (as defined in the Merger Agreement), the Shareholder and any member of the Shareholder Group may vote any or all of the Securities Beneficially Owned by them in their sole discretion; and (ii) with respect to any proposed amendment to the Charter or By-laws which would reasonably have the effect of modifying in any way the Opt-out Amendment or would reasonably cause the Company to become subject to (a) the Control Share Acquisition Statute (as defined in the Merger Agreement) or (b) any other provisions which are substantially similar to the Control Share Acquisition Statute, the Shareholder Group shall have the right to abstain or vote against such amendment.

         (d) With respect to all other matters submitted to a vote of the Company's shareholders, prior to the occurrence of a Regulatory Change, but not thereafter, and during the term of this Agreement, the Shareholder and any member of the Shareholder Group may vote any or all of the Voting Securities Beneficially Owned by them, in their sole discretion. Following the occurrence of a Regulatory Change and during the term of this Agreement, (i) the Shareholder and each member of the Shareholder Group may vote in their sole discretion a number of Voting Securities Beneficially Owned by the Shareholder Group having voting rights with respect to such other matters representing in the aggregate a Voting Ownership Percentage not in excess of the Unrestricted Ownership Percentage, and (ii) the Shareholder shall, and shall cause each member of the Shareholder Group to, vote all Voting Securities Beneficially Owned by the Shareholder Group having voting rights with respect to such other matters representing in the aggregate a Voting Ownership Percentage in excess of the Unrestricted Ownership Percentage in the same proportion (based on total Votes) as all Voting Securities voted on any such other matter are voted by the shareholders of the Company other than the Shareholder or any member of the Shareholder Group, provided, however, that the Shareholder and any member of the Shareholder Group may vote any or all of the Voting Securities Beneficially Owned by them in their sole discretion with respect to a vote of the Company's shareholders on any transaction or series of transactions which would, if consummated, constitute a Change in Control of the Company. Notwithstanding the foregoing, at all times prior to or following the occurrence of a Regulatory Change, the Shareholder shall, and shall cause each member of the Shareholder Group to, vote all Excess Buy- Back Securities having voting rights with respect to any matter (including the election of Directors) in the same proportion (based on total Votes) as all Voting Securities voted on such matter are voted by the shareholders of the Company other than the Shareholder or any member of the Shareholder Group.

         (e) At all times the Shareholder Group may exercise in its sole discretion such voting rights as the Convertible Preferred Stock may have from time to time pursuant to the Charter and with respect to an amendment to the Charter which would have the effect of modifying the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series so as to affect the holders thereof adversely.


                                    ARTICLE V

                          EFFECTIVENESS AND TERMINATION

         Section 5.1. Effectiveness. This Agreement shall take effect immediately upon the Closing and shall remain in effect until it is terminated pursuant to Section 5.2 hereof.

         Section 5.2. Termination. Unless otherwise agreed in writing by the Shareholder, this Agreement shall terminate upon the earliest to occur of the following:

         (a) The Company's quarterly dividend on its Common Stock falling below $0.30 per share (as appropriately adjusted to reflect any stock split, stock dividend, reverse stock split, reclassification or any other transaction with a comparable effect) in any five (5) quarters during the term of this Agreement.

         (b) The Company's failure to pay the stated quarterly dividend on any series of Convertible Preferred Stock in any five (5) quarters during the term of this Agreement.

         (c) The election to the Board of a majority of Directors other than those nominated by the Nominating Committee of the Board.

         (d) The size of the Board being increased to more than 21 directors.

         (e) The Shareholder Group's Voting Ownership Percentage falling below 9.9% at any time.

         (f) The Shareholder Group's Total Ownership Percentage falling below 30.0% at any time following the fifteenth (15th) anniversary of the date hereof.

         (g) The material breach of this Agreement or the Merger Agreement by the Company, provided that the Company has not cured the breach within thirty
(30) days after receiving notice of such breach, or if cure within such time is not possible, the Company has not made reasonable efforts to cure such breach, provided, further that in no event shall such cure period extend longer than ninety (90) days from the date of first notice of such breach.

         (h) Mutual written agreement of the Company and the Shareholder at any time to terminate this Agreement, which termination shall occur at a time to be fixed in such mutual agreement.

         (i) The entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of the Company's property, or ordering the winding up or liquidation of the Company's affairs; and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days.

         (j) The commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by the Company to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of the Company's property, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of the Company's inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

                                   ARTICLE VI

                                  MISCELLANEOUS

         Section 6.1. Compliance With Law. Notwithstanding anything to the contrary in this Agreement, no Transfer of Securities shall be deemed to be required or permitted pursuant to this Agreement if such Transfer would (a) result in an adverse effect on the exemptions from the 1935 Act of the Shareholder or any Shareholder Affiliate or the Company or any subsidiary of the Company, or (b) require regulatory approvals which, individually or in the aggregate with respect to such Transfer, would have a material adverse impact on the Company or any of its subsidiaries or the Shareholder or any Shareholder Affiliate.

         Section 6.2. Regulatory Matters. During the term of this Agreement, the Company agrees to take all commercially reasonable steps to assist the Shareholder in (a) with respect to each provision of this Agreement, causing a Regulatory Change which would not reasonably be expected to have an adverse effect on the Company to occur as soon as reasonably practicable, and (b) securing such regulatory approvals as would not reasonably be expected to have a material adverse effect on the Company and as may be necessary to allow the Shareholder to exercise its rights under the Agreement at all times, including without limitation the right of the Shareholder to Transfer Securities free of the restrictions and limitations imposed by Section 6.1. Following the occurrence of a Regulatory Change, if the Company believes in good faith that the Shareholder's regulatory status as modified by such Regulatory Change would place an unreasonable restriction on the Company's implementation of the Company's strategic business plan, then the Company shall have an immediate right to exercise its Buy-Sell Option as provided in Section 3.6 hereof, without regard to whether Section 3.6 would otherwise then be applicable.

         Section 6.3. Injunctive Relief. Each party hereto acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that each other party shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, each party hereto hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against him or it, without the necessity of posting bond or other security against him or it, and consents to the entry of injunctive relief against him or it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

         Section 6.4. Successors and Assigns. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Company and by the Shareholder and their respective successors and permitted assigns, and no such term or provision is for the benefit of, or intended to create any obligations to, any other Person.

         Section 6.5. Amendments; Waiver. (a) This Agreement may be amended only by an agreement in writing executed by the parties hereto. Any approval of an amendment of this Agreement upon the part of the Company shall require the approval of a majority of the Independent Directors at a duly convened meeting thereof or all of the Company's directors by written consent thereto.

         (b) Either party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. Any waiver of any benefit or right provided to the Company under this Agreement shall require the approval of a majority of the Board and a majority of the Independent Directors at a duly convened meeting thereof or all of the Company's directors by written consent thereto.

         Section 6.6. Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, when delivered personally or by courier, three days after being deposited in the mail (registered or certified mail, postage prepaid, return receipt requested), or when received by facsimile transmission if promptly confirmed by one of the foregoing means, as follows:


If to the Company:

WAI, Inc.
100 W. Fifth Street
Tulsa, Oklahoma
Attention: President
Fax: (918) 588-7960
with a copy to:

Gable Gotwals Mock Schwabe Khile Gaberino
100 W. Fifth Street
Suite 1000
Tulsa, Oklahoma 74103
Attention: Donald A. Kihle, Esq.
Fax: (918) 588-7873


If to the Shareholder:

Western Resources, Inc.
818 Kansas Avenue
Topeka, Kansas 66612
Attention: President
Fax: (913) 575-8061

with a copy to:

Western Resources, Inc.
818 Kansas Avenue
Topeka, Kansas 66612
Attention: General Counsel
Fax: (913) 575-1788


or to such other address or facsimile number as either party may, from time to time, designate in a written notice given in a like manner.

         Section 6.7. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF OKLAHOMA WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

         Section 6.8. Headings. The descriptive headings of the several sections in this Agreement are for convenience only and do not constitute a part of this Agreement and shall not be deemed to limit or affect in any way the meaning or interpretation of this Agreement.

         Section 6.9. Integration. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to its subject matter other than those expressly set forth or referred to herein.

         Section 6.10. Severability. If any term or provision of this Agreement or any application thereof shall be declared or held invalid, illegal or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

         Section 6.11. Consent to Jurisdiction. In connection with any suit, claim, action or proceeding arising out of this Agreement, the Shareholder and the Company each hereby consent to the in personam jurisdiction of the United States federal courts and state courts located in Tulsa, Oklahoma; the Shareholder and the Company each agree that service in the manner set forth in
Section 6.5 hereof shall be valid and sufficient for all purposes; and the Shareholder and the Company each agree to, and irrevocably waive any objection based on forum non conveniens or venue not to, appear in any United States federal court state court located in Tulsa, Oklahoma.

         Section 6.12. Counterparts. This Agreement may be executed by the parties hereto in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Company and the Shareholder have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth at the head of this Agreement.

                                    WAI, INC.


                                    By:_________________________
                                       Name:
                                       Title:


                                    WESTERN RESOURCES, INC.


                                    By:_________________________
                                       Name:
                                       Title: